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                                                                    Exhibit 99.1



                                                Contact: Frederick C. Flynn, Jr.
                                                                  (203) 238-8847


               PAUL J. POWERS RETIRES FROM CUNO BOARD OF DIRECTORS


Meriden, CT: July 6, 2000 - CUNO Incorporated (NASDAQ: CUNO) today reported that Paul J. Powers has retired from the Company's Board of Directors.

Mr. Powers (65), has been a member of CUNO's Board of Directors since 1986, when the Company was a subsidiary of Commercial Intertech Corp.. From June, 1987 to October, 1999 Mr. Powers served as Chairman of CUNO's Board of Directors and was the Company's Chief Executive Officer from July, 1996 until December, 1997.

Mark G. Kachur, CUNO Chairman and CEO, said, "Mr. Powers had the vision to establish CUNO as an independent public company in 1996. During the past several years in his executive capacities and as a Director, he has provided valuable leadership and has made significant contributions to the Company. On behalf of CUNO's Board of Directors, shareowners and employees, we wish him well in his planned retirement."

CUNO is a world leader in the design, manufacture and marketing of a comprehensive line of filtration products for the separation, clarification and purification of liquids and gases. CUNO's products, which include proprietary depth filters and semi-permeable membrane filters, are used in the potable water, healthcare, and fluid processing markets.